Exhibit 99.2

Press Release

Westlake Chemical Corporation

For Immediate Release

Contact:	D. R. Hansen – Media Relations
Steve Bender – Investor Relations
(both at 713-960-9111)

Westlake Chemical Issues $154 Million of Tax-Exempt Bonds

HOUSTON, December 2, 2010/PRNewswire-FirstCall/ — Westlake Chemical Corporation (NYSE: WLK) announced today that it has raised $154 million of tax-exempt revenue bonds due November 1, 2035 with an interest rate of 6.50% per year (the “Bonds”). The Bonds were issued through the Louisiana Local Government Environmental Facilities and Community Development Authority under the Gulf Opportunity Zone (“GO Zone”) Act of 2005 and the Emergency Economic Stabilization Act of 2008 (the latter known as the “Ike Zone Act”).

The proceeds from the Bonds were loaned by the Authority to Westlake which in turn issued Senior Notes to the Authority to evidence and secure its payment obligations to the Authority. The Senior Notes are unsecured and will rank equally in right of payment with other existing and future unsecured senior indebtedness of Westlake. The proceeds will be used to expand, refurbish and maintain the company’s facilities in the Louisiana Parishes of Calcasieu and Ascension, including the construction of the company’s new chlor-alkali project at Geismar, Ascension Parish.

Albert Chao, Westlake Chemical’s Chief Executive Officer and President, stated, “We are pleased to have completed this transaction which increases our financial flexibility going forward and helps to fund our growth in Louisiana.”

This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Westlake Chemical Corporation

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at http://www.westlake.com.

The statements in this release relating to the proposed use of proceeds of the Bonds, as well as any other matters that are not historical facts, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially. For more detailed information about factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed in February 2010.

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